Exhibit 4.3

[FORM OF FACE OF [SECURITY]]

[GLOBAL SECURITY]

[Unless this certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation (“DTC”), to Issuer or its agent for registration of transfer, exchange, or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.]

EMERSON ELECTRIC CO.

[Title of Security]

Principal Amount	No.
$	CUSIP

EMERSON ELECTRIC CO., a Missouri corporation (the “Issuer”), for value received, hereby promises to pay to [Cede & Co.] or registered assigns, the principal sum of                DOLLARS on                , in immediately available funds in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts, and to pay interest, semiannually on                and                of each year (each, an “Interest Payment Date”), commencing                , on said principal sum at said agency, in like coin or currency, at the rate per annum specified in the title of this [Security] [Note], from the most recent Interest Payment Date to which interest has been paid or, if no interest has been paid, from                , until payment of said principal sum has been made or duly provided for; provided, that payment of interest may be made at the option of the Issuer by check mailed to the address of the person entitled thereto as such address shall appear on the [Security] [Note] register. [Interest will be computed on the basis of a 360-day year of twelve 30-day months.] Each payment of interest in respect of an Interest Payment Date shall include interest accrued through the day prior to such Interest Payment Date. The interest so payable on any Interest Payment Date will, subject to certain exceptions provided in the Indenture referred to on the reverse hereof, be paid to the person in whose name this [Security] [Note] is registered at the close of business on the                or                 , as the case may be, next preceding such Interest Payment Date. If an Interest Payment Date or the maturity date is not a “Business Day” in the City of St. Paul, Minnesota, the Issuer will pay interest or principal, as the case may be, on the next succeeding Business Day in the City of St. Paul, Minnesota, and no additional interest shall accrue with respect to such delay. Reference is made to the further provisions of this [Security] [Note] set forth on the reverse hereof. Such further provisions shall for all purposes have the same effect as though fully set forth at this place. This [Security] [Note] shall not be valid or become obligatory for any purpose until the certificate of authentication hereon shall have been signed by the Trustee under the Indenture referred to on the reverse hereof.

IN WITNESS WHEREOF, Emerson Electric Co. has caused this instrument to be signed by facsimile by its duly authorized officers and has caused a facsimile of its corporate seal to be affixed hereunto or imprinted hereon.

EMERSON ELECTRIC CO.

By:
Title: [Senior Executive Vice President, Chief Financial Officer and Chief Accounting Officer]

By:
Title: [Vice President and Treasurer]

[SEAL]

[FORM OF TRUSTEE’S CERTIFICATE OF AUTHENTICATION]

This is one of the Securities described in the within-mentioned Indenture.

Dated:	COMPUTERSHARE TRUST COMPANY, N.A., as Trustee

By:
Authorized Signatory

[FORM OF REVERSE OF [SECURITY]]

EMERSON ELECTRIC CO.

[Title of Security]

This [Security] [Note] is one of a duly authorized issue of unsecured debentures, notes or other evidence of indebtedness of the Issuer (hereinafter called the “Securities”) of the series hereinafter specified, all issued or to be issued under and pursuant to an indenture dated as of [December 10, 1998 (herein called the “Indenture”), duly executed and delivered by the Issuer to Computershare Trust Company, N.A. (successor to Wells Fargo Bank, National Association (successor to The Bank of New York Mellon Trust Company, N.A. (successor to The Bank of New York Mellon (formerly known as The Bank of New York))), as trustee (herein called the “Trustee”)], to which Indenture and all indentures supplemental thereto reference is hereby made for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Issuer and the holders of the [Securities] [Notes]. The [Securities] [Notes] may be issued in one or more series, which different series may be issued in various aggregate principal amounts, may mature at different times, may bear interest (if any) at different rates, may be subject to different redemption provisions (if any), may be subject to different sinking, purchase or analogous funds (if any) and may otherwise vary as in the Indenture provided. This [Security] [Note] is one of a series designated as the                % [Notes] due                 of the Issuer, initially limited in aggregate principal amount to $                (herein called the “[Securities]” “[Notes]”).

[Insert Applicable Redemption Provision, If Any:]

[The [Securities][Notes] will not be redeemable prior to                 . The [Securities][Notes] may be redeemed at the option of the Issuer as a whole, or from time to time in part, in the amount of $                or any multiple thereof, on any date after and prior to maturity, upon mailing a notice of such redemption not less than 30 nor more than 60 days prior to the date fixed for redemption to the Holders of the [Securities][Notes] at their last registered addresses, all as further provided in the Indenture, at the following redemption prices (expressed in percentages of the principal amount) together in each case with accrued interest to the date fixed for redemption:

If redeemed on or before                 ,    %, and if redeemed during the [twelve-month] period beginning

Year	Percentage	Year	Percentage

and thereafter at 100% of their principal amount.]

[The [Securities][Notes] will be redeemable, in whole or from time to time in part, at the Issuer’s option on any date (a “Redemption Date”), at a redemption price equal to the greater of (1) 100 percent of the principal amount of the [Securities][Notes] to be redeemed and (2) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to that Redemption Date) discounted to that Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus                basis points, plus, in either case, accrued and unpaid interest on the principal amount being redeemed to that Redemption Date; provided that installments of interest on the [Securities][Notes] which are due and payable on an Interest Payment Date falling on or prior to the relevant Redemption Date shall be payable to the holders of those [Securities][Notes], registered as such at the close of business on the relevant record date according to their terms and the provisions of the Indenture.

“Treasury Rate” means, with respect to any Redemption Date for the [Securities][Notes], (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (as defined below) (if no maturity is within three months before or after the maturity date, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Treasury Rate shall be interpolated or extrapolated from those yields on a straight line basis, rounding to the nearest month) or (2) if that release (or any successor release) is not published during the week preceding the calculation date or does not contain those yields, the rate per annum equal to the semi-annual equivalent yield to maturity for the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price (as defined below) for that Redemption Date. The Treasury Rate shall be calculated on the third Business Day in the City of New York, New York preceding the Redemption Date.

“Comparable Treasury Issue” means the United States Treasury security selected by the Independent Investment Banker (as defined below) as having a maturity comparable to the remaining term of the [Securities][Notes] to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the [Securities][Notes].

“Independent Investment Banker” means                 , or, if that firm is unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the Issuer.

“Comparable Treasury Price” means with respect to any Redemption Date for the [Securities] [Notes] (1) the average of five Reference Treasury Dealer Quotations for that Redemption Date, after excluding the highest and lowest such Reference Treasury Dealer Quotations (as defined below), or (2) if the Independent Investment Banker obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations.

“Reference Treasury Dealer” means (1)                 or its successors, provided, however, that if the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), the Issuer shall substitute therefor another Primary Treasury Dealer, and (2) any other Primary Treasury Dealers selected by the Issuer.

“Reference Treasury Dealer Quotation” means with respect to each Reference Treasury Dealer (as defined above) and any Redemption Date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by that Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day in the City of New York, New York preceding that Redemption Date.

Notice of any redemption by the Issuer will be mailed or sent at least 30 days but not more than 60 days before any Redemption Date to each holder of the [Securities] [Notes] to be redeemed. If less than all the [Securities] [Notes] are to be redeemed at the Issuer’s option, the Trustee shall select, in such manner as it shall deem fair and appropriate, the [Securities] [Notes] to be redeemed in whole or in part subject to Depositary procedures with respect to the [Securities] [Notes] as [Global Securities].

[Insert Applicable Change of Control Provision, If Any:]

[If a Change of Control Triggering Event occurs, unless the Issuer has exercised its option to redeem the [Securities] [Notes] as described above, the Issuer will be required to make an offer (the “Change of Control Offer”) to each holder of the [Securities] [Notes] to repurchase all or any part (equal to $[2,000] or an integral multiple of $1,000 in excess thereof) of that holder’s [Securities] [Notes] on the terms set forth herein. In the Change of Control Offer, the Issuer will be required to offer payment in cash equal to [101]% of the aggregate principal amount of [Securities] [Notes] repurchased, plus accrued and unpaid interest, if any, on the [Securities] [Notes] repurchased to the date of repurchase (the “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event or, at the Issuer’s option, prior to the date of the consummation of any Change of Control, but after public announcement of the transaction that constitutes or may constitute the Change of Control the Issuer will be required to mail a notice to holders of [Securities] [Notes], with a copy to the Trustee, describing the transaction or transactions that constitute or may constitute the Change of Control Triggering Event and offering to repurchase the [Securities] [Notes] on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”) pursuant to the procedures described in such notice and in conformity with the Indenture.

The notice shall, if mailed prior to the date of the consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Triggering Event occurring on or prior to the payment date specified in the notice.

On the Change of Control Payment Date, the Issuer will be required, to the extent lawful: (a) accept for payment all [Securities] [Notes] or portions of [Securities] [Notes] properly tendered pursuant to the Change of Control Offer; (b) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all [Securities] [Notes] or portions of [Securities] [Notes] properly tendered; and (c) deliver or cause to be delivered to the Trustee the [Securities] [Notes] properly accepted together with an Officers’ Certificate stating the aggregate principal amount of the [Securities] [Note] or portions of [Securities] [Notes] being repurchased.

The paying agent will promptly mail or electronically deliver to each holder of [Securities] [Notes] properly tendered the purchase price for the [Securities] [Notes], and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new [Security] [Note] equal in principal amount to any unpurchased portion of any [Securities] [Notes] surrendered; provided that each new [Security] [Note] will be in a principal amount of U.S. $[1,000] or an integral multiple of U.S. $1,000 in excess thereof.

The Issuer will not be required to make the Change of Control Offer upon a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Issuer and such third party purchases all [Securities] [Notes] properly tendered and not withdrawn under its offer. In addition, the Issuer will not repurchase any [Securities] [Notes] if there has occurred and is continuing on the Change of Control Payment Date an Event of Default under the Indenture, other than a default in the payment of the Change of Control Payment upon a Change of Control Triggering Event.

The Issuer must comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the [Securities] [Notes] as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Triggering Event provisions of the [Securities] [Notes], the Issuer will comply with those securities laws and regulations and will not be deemed to have breached its obligations under the Indenture or the Change of Control Offer provisions of the [Securities] [Notes] by virtue of any such conflicts.

For purposes of the Change of Control Offer provisions, the following terms are applicable:

“Change of Control” means the occurrence of any of the following: (1) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) (other than the Issuer or one of its subsidiaries) becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the Issuer’s Voting Stock or other Voting Stock into which the Issuer’s Voting Stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; (2) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of the Issuer’s assets and the assets of its subsidiaries, taken as a whole, to one or more “Persons” (as that term is defined in the Indenture) (other than the Issuer or one of its subsidiaries); or (3) the first day on which a majority of the members of the Issuer’s Board of Directors are not Continuing Directors. Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (1) the Issuer becomes a direct or indirect wholly-owned subsidiary of a holding company and (2)(A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of the Issuer’s Voting Stock immediately prior to that transaction or (B) immediately following that transaction no Person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event.

“Continuing Directors” means, as of any date of determination, any member of the Issuer’s Board of Directors who (1) was a member of such Board of Directors on the date the [Securities] [Notes] were issued or (2) was nominated for election, elected or appointed to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination, election or appointment (either by a specific vote or by approval of the Issuer’s proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, and the equivalent investment grade credit rating from any additional rating agency or rating agencies selected by us.

“Moody’s” means Moody’s Investors Service Inc.

“Rating Agencies” means (1) each of Moody’s and S&P; and (2) if either of Moody’s or S&P ceases to rate the [Securities] [Notes] or fails to make a rating of the [Securities] [Notes] publicly available for reasons outside of the Issuer’s control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by the Issuer (as certified by a resolution of the Issuer’s Board of Directors) as a replacement agency for Moody’s or S&P, or both of them, as the case may be.

“Rating Event” means the rating on the [Securities] [Notes] is lowered by each of the Rating Agencies and the [Securities] [Notes] are rated below an Investment Grade Rating by each of the Rating Agencies on any day within the 60-day period (which 60-day period will be extended so long as the rating of the [Securities] [Notes] is under publicly announced consideration for a possible downgrade by any of the Rating Agencies) after the earlier of (1) the occurrence of a Change of Control and (2) public notice of the occurrence of a Change of Control or the Issuer’s intention to effect a Change of Control; provided, however, that a Rating Event otherwise arising by virtue of a particular reduction in rating will not be deemed to have occurred in respect of a particular Change of Control (and thus will not be deemed a Rating Event for purposes of the definition of Change of Control Triggering Event) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Trustee in writing at the Issuer or its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control has occurred at the time of the Rating Event).

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc.

“Voting Stock” means, with respect to any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date, the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors or similar governing body of such person.]

In case an Event of Default with respect to the [Securities] [Notes] shall have occurred and be continuing, the principal hereof may be declared, and upon such declaration shall become, due and payable, in the manner, with the effect and subject to the conditions provided in the Indenture.

The Indenture contains provisions permitting the Issuer and the Trustee, with the consent of the Holders of not less than a majority in aggregate principal amount of the [Securities] [Notes] at the time Outstanding (as defined in the Indenture) of all series to be affected (voting as one class), evidenced as in the Indenture provided, to execute supplemental indentures adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of any supplemental indenture or modifying in any manner the rights of the Holders of the [Securities] [Notes] of each such series; provided, however, that no such supplemental indenture shall (i) extend the final maturity of any [Security] [Note], or reduce the principal amount thereof or any premium thereon, or reduce the rate or extend the time of payment of any interest thereon, or reduce any amount payable on redemption thereof or reduce the amount of the principal of an Original Issue Discount Security (as defined in the Indenture) payable upon acceleration thereof or the amount thereof provable in bankruptcy, or impair or affect the rights of any Holder to institute suit for the payment thereof, or, if the [Securities] [Notes] provide therefor, any right of repayment at the option of the Holder, without the consent of the Holder of each [Security] [Note] so affected, or (ii) reduce the aforesaid percentage of [Securities] [Notes], the Holders of which are required to consent to any such supplemental indenture, without the consent of the Holder of each [Security] [Note] affected. It is also provided in the Indenture that, with respect to certain defaults or Events of Default regarding the [Securities] [Notes] of any series, prior to any declaration accelerating the maturity of such [Securities] [Notes], the Holders of a majority in aggregate principal amount Outstanding of the [Securities] [Notes] of such series (or, in the case of certain defaults or Events of Default, all or certain series of the [Securities] [Notes]) may on behalf of the Holders of all the [Securities] [Notes] of such series (or all or certain series of the [Securities] [Notes], as the case may be) waive any such past default or Event of Default and its consequences. The preceding sentence shall not, however, apply to a default in the payment of the principal of or premium, if any, or interest on any of the [Securities] [Notes]. Any such consent or waiver by the Holder of this [Security] [Note] (unless revoked as provided in the Indenture) shall be conclusive and binding upon such Holder and upon all future Holders and owners of this [Security] [Note] and any [Securities] [Notes] which may be issued in exchange or substitution herefor, irrespective of whether or not any notation thereof is made upon this [Security] [Note] or such other [Securities] [Notes].

No reference herein to the Indenture and no provision of this [Security] [Note] or of the Indenture shall alter or impair the obligation of the Issuer, which is absolute and unconditional, to pay the principal of and any premium and interest on this [Security] [Note] in the manner, at the respective times, at the rate and in the coin or currency herein prescribed.

The [Securities] [Notes] are issuable only in registered form, without coupons, in denominations of $[1,000] and any integral multiple thereof, and in book-entry form. The [Securities] [Notes] may be represented by one or more Global Securities (each, a “Global Note”) deposited with the Depositary and registered in the name of the nominee of the Depositary, with certain limited exceptions. So long as DTC or any successor Depositary or its nominee is the registered Holder of a Global Note, DTC, such Depositary or such nominee, as the case may be, will be considered the sole owner or Holder of the [Securities] [Notes] represented by such Global Note for all purposes under the Indenture and the [Securities] [Notes]. Beneficial interest in the [Securities] [Notes] will be evidenced only by, and transfer thereof will be effected only through, records maintained by DTC and its participants. Except as provided below, an owner of a beneficial interest in a Global Note will not be entitled to have [Securities] [Notes] represented by such Global Note registered in such owner’s name, will not receive or be entitled to receive physical delivery of the [Securities] [Notes] in certificated form and will not be considered the owner or Holder thereof under the Indenture.

No Global Note may be transferred except as a whole by the Depositary to a nominee of the Depositary. Global Notes are exchangeable for certificated [Securities] [Notes] only if (x) the Depositary notifies the Issuer that it is unwilling or unable to continue as Depositary for such Global Notes or if at any time the Depositary ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended, and the Issuer fails within 90 days thereafter to appoint a successor, (y) the Issuer in its sole discretion determines that such Global Notes shall be so exchangeable or (z) there shall have occurred and be continuing an Event of Default or an event which with the giving of notice or lapse of time or both would constitute an Event of Default with respect to the [Securities] [Notes] represented by such Global Notes. In such event, the Issuer will issue [Securities] [Notes] in certificated form in exchange for such Global Notes. In any such instance, an owner of a beneficial interest in the Global Notes will be entitled to physical delivery in certificated form of [Securities] [Notes] equal in principal amount to such beneficial interest and to have such [Securities] [Notes] registered in its name. [Securities] [Notes] so issued in certificated form will be issued in denominations of $[1,000] or any integral multiple thereof, and will be issued in registered form only, without coupons.

The Issuer, the Trustee and any authorized agent of the Issuer or the Trustee may deem and treat the registered Holder hereof as the absolute owner of this [Security] [Note] (whether or not this [Security] [Note] shall be overdue and notwithstanding any notation of ownership or other writing hereon), for the purpose of receiving payment of, or on account of, the principal hereof and premium, if any, and subject to the provisions on the face hereof, interest hereon, and for all other purposes, and neither the Issuer nor the Trustee nor any authorized agent of the Issuer or the Trustee shall be affected by any notice to the contrary.

No recourse under or upon any obligation, covenant or agreement of the Issuer in the Indenture or any indenture supplemental thereto or in any [Security] [Note], or because of the creation of any indebtedness represented thereby, shall be had against incorporator, stockholder, officer or director, as such, of the Issuer or of any successor corporation, either directly or through the Issuer or any successor corporation, under any rule of law, statute or constitutional provision or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise, all such liability being expressly waived and released by the acceptance hereof and as part of the consideration for the issue hereof.

For purposes of the [Securities] [Notes], “Business Day” shall mean any day other than a Saturday or a Sunday that is neither a legal holiday nor a day on which applicable law or regulation authorizes or requires banking institutions to close in the applicable specified city.

All terms used in this [Security] [Note] not otherwise defined herein which are defined in the Indenture shall have the meanings assigned to them in the Indenture. To the extent any provision of this [Security] [Note] conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

The acceptance of this [Security] [Note] shall be deemed to constitute the consent and agreement of the Holder hereof to all of the terms and provisions of the Indenture. Terms used herein which are defined in the Indenture shall have the respective meanings assigned thereto in the Indenture.

THE INDENTURE AND THE [SECURITIES] [NOTES] SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THEREOF.